Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Time Based)

Tuesday Morning Corporation
2014 Long-Term Incentive Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and                 (the “Participant”) effective as of             , 20    (the “Date of Grant”), pursuant to the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), the terms of which are incorporated by reference herein in their entirety.  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant to the Participant the Awarded Units (defined below) as an inducement for the Participant’s continued and effective performance of services for the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, the Participant desires to have the opportunity to acquire shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), upon the vesting of the Awarded Units, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Grant of Restricted Stock Units.  Effective as of the Date of Grant, the Company shall grant to the Participant an award of                 Restricted Stock Units (the “Awarded Units”), which may be converted into the number of shares of Common Stock equal to the number of Restricted Stock Units, subject to the terms and conditions provided in the Plan and this Agreement.  Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time.  In accepting the award of the Awarded Units set forth in this Agreement, the Participant accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.

2.                                      Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)                                 “Cause” means the Participant’s Termination of Service because of: (i) an act or acts of theft, embezzlement, fraud, or dishonesty; (ii) any willful misconduct or gross negligence by the Participant with regard to the Company; (iii) any violation by the Participant of any fiduciary duties owed by him to the Company; (iv) the Participant’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that may cause damage to the Company or the Company’s reputation; (v) a material violation of the Company’s written policies, standards or guidelines, which the Participant failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged violation; (vi) the Participant’s willful failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Participant under the terms of the Employment Agreement or necessary to carry out the Participant’s job duties, which the Participant failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged willful failure or refusal; and (vii) a material breach by the Participant of the Employment Agreement or any other agreement to which the Participant and the Company are parties that is not cured by the Participant within twenty (20) days after receipt by the Participant of a written notice from the Company of such breach specifying the details thereof.

(b)                                 “Employment Agreement” means that certain Employment Agreement dated               entered into by and between the Company and the Participant.

(c)                                  “Good Reason” means (i) a material reduction by the Company of the Participant’s Base Salary (as defined in the Employment Agreement) or target bonus opportunity as a percentage of Base Salary, without the Participant’s consent; (ii) a material breach by the Company of the Employment Agreement that is not cured within thirty (30) days of written notice by the Participant to the Chairman of the Board (which shall include removal of the Participant as               of the Company or the failure of the Company to have the Participant report directly and solely to the Board); (iii) without the Participant’s consent, the Company relocates its principal executive offices, or requires the Participant to have his principal work location change which results in the Participant’s principal work location being changed to a location in excess of fifty (50) miles from the location of the Company’s principal executive offices on the Effective Date (as defined in the Employment Agreement); or (iv) a successor to all or substantially all of the Company’s assets fails to assume the Employment Agreement, either contractually or by operation of law.  The foregoing events shall not constitute Good Reason unless the Participant delivers to the Company a written notice of termination for Good Reason specifying the alleged Good Reason within ninety (90) days after the Participant first learns of the existence of the circumstances giving rise to Good Reason; within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason; and the Participant resigns within sixty (60) days after the end of the cure period.

3.                                      Vesting.  Subject to the provisions hereof and the provisions of the Plan, the Awarded Units will vest and become exercisable as follows:

(a)                                 Generally.  Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested RSUs.”  All other Awarded Units are collectively referred to herein as “Unvested RSUs”.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units shall vest as follows:  25% of the Awarded Units shall vest on each of the first, second, third, and fourth anniversary of the Date of Grant, provided that the Participant has not incurred a Termination of Service prior to the applicable vesting date.  If the Participant has incurred a Termination of Service before a vesting date then, except as otherwise specified in subsections (b) or (c) below, the Participant shall be deemed to have forfeited all of the Participant’s Unvested RSUs.  Upon forfeiture, all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company.

(b)                                 Death or Total and Permanent Disability.  Notwithstanding any provisions of this Section 3 to the contrary, in the event the Participant’s Termination of Service is due to the Participant’s death or Total and Permanent Disability prior to a vesting date provided in subsection (a), then all Unvested RSUs shall immediately become Vested RSUs on the date of such Termination of Service due to death or Total and Permanent Disability.

(c)                                  Change in Control.  Notwithstanding any provisions of this Section 3 to the contrary, in the event (i) a Change in Control occurs prior to the date of the Participant’s Termination of Service and (ii) the Participant incurs a Termination of Service during the two (2) year period commencing on the date that the Change in Control occurred, either (A) by the Company without Cause or (B) by the Participant for Good Reason, then all Unvested RSUs shall immediately become Vested RSUs on the date of such Termination of Service by the Company without Cause or by the Participant for Good Reason.

(d)                                 Forfeiture Upon Violation of Confidentiality/Nonsolicitation Provisions.  Notwithstanding anything to the contrary contained herein, in the event the Participant fails to comply with the confidentiality and non-solicitation provisions of Exhibit A, or the non-solicitation and/or confidentiality provisions contained in any written agreement by and between the Participant and the Company, then (i) the Participant shall be deemed to have forfeited all of the Participant’s Unvested RSUs, and all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company, and (ii) any Vested RSUs that have not yet been converted into shares of Common Stock and delivered to the Participant in accordance with Section 4 below shall be immediately forfeited and this Agreement (other than the provisions of this subsection (d) and the provisions of Exhibit A) will be terminated on the date of such violation.

4.                                      Conversion of Awarded Units.  Subject to the provisions of the Plan and this Agreement, upon the vesting of Awarded Units, or as soon as practicable following vesting, and in no event, later than sixty (60) days after the vesting of Awarded Units, the Company shall convert the Vested RSUs into the number of whole shares of Common Stock equal to the number of Vested RSUs and shall deliver to the Participant (or, in the event of the Participant’s Death or Total and Permanent Disability, his or her personal representative), if requested by the Participant (or, if applicable, his or her personal representative) as described in Section 6.4(a) of the Plan, the Company shall cause to be delivered to the

Participant (or, if applicable, his or her personal representative) a stock certificate representing such shares of Common Stock,  and such Common Stock shall thereafter be transferable by the Participant (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

5.                                      Capital Adjustments and Reorganizations.  The existence of the Awarded Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.                                      No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

7.                                      Not an Employment Agreement.  This Agreement is not an employment or service agreement, and no provision of this Agreement shall be construed or interpreted to create an employment or service relationship between the Participant and the Company or guarantee the right to continue in the employment of the Company or a Subsidiary for any specified term or limit the Company’s authority to terminate the Participant’s employment.

8.                                      Limit of Liability.  Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits or taxes) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan, this Agreement or the Awarded Units.

9.                                      Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address and to the Participant at the Participant’s residential address as shown in the records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

10.                               Amendment and Waiver.  Except as otherwise provided herein or in the Plan, or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed, or an electronic agreement agreed to, by the Company and the Participant.  Only a written instrument executed and delivered by, or an electronic agreement agreed to by, the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized director or officer of the Company other than the Participant.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

11.                               Governing Law and Severability.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

12.                               Successors and Assigns.  Subject to the limitations which this Agreement imposes upon the transferability of the Awarded Units granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Participant, the Participant’s permitted assigns and upon the Participant’s death, the Participant’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

13.                               Miscellaneous.  This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any.

14.                               Section 409A; Six Month Delay.  Notwithstanding anything herein to the contrary, in the case of a conversion of Awarded Units and distribution of shares of Common Stock in accordance with Section 4 on account of any Termination of Service (other than death), if the Participant is a “specified employee” as defined in § 1.409A-1(i) of the final regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of the number of such shares to the Participant (determined after application of the withholding requirements set forth in Section 15 below) shall not occur until the date which is six (6) months following the date of the Participant’s Termination of Service (or, if earlier, the date of the Participant’s death).  It is intended that each conversion and settlement of shares of Common Stock to be delivered under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

15.                               Tax Withholding.  The Company or, if applicable, any Subsidiary (for purposes of this Section 15, the term “Company” shall be deemed to include any applicable Subsidiary), shall be entitled to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of this Award.  Alternatively, the Company may require the Participant to pay such sums for taxes directly to the Company in cash or by check within one (1) day after the vesting date.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock, if such certificate is requested by the Participant (or, if applicable, his or her personal representative) in writing in accordance with procedures established by the Committee.  Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of the Awarded Units, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c).

16.                               Acceptance.  The Participant, by his or her acceptance of the Awarded Units, agrees to be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Exhibit A and the Plan.

17.                               Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement and Exhibit A, the Participant specifically disclaims that the Participant is relying upon or has relied upon any communications, promises, statement, inducements or representation(s) that may have been made, oral or written regarding the subject matter of this Agreement.  The Participant represents that the Participant relied solely and only on the Participant’s own judgment in making the decision to enter into this Agreement.

EXHIBIT A

1.                                      Confidential Information, the Participant’s Non-Disclosure Agreement and Work Product Ownership.

(a)                                 Confidential Information.  During the Participant’s employment with the Company, the Company shall provide the Participant otherwise prohibited access to certain of its Confidential Information (as defined in the Employment Agreement) which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company.

(b)                                 Non-Disclosure.

(i)                                     The Participant acknowledges and agrees that the Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Participant may cause irreparable harm and loss to the Company.  The Participant understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company.  The Participant agrees not to dispute, contest, or deny any such ownership rights either during or after the Participant’s employment with the Company.  The Participant agrees to preserve and protect the confidentiality of all Confidential Information.  The Participant agrees that the Participant shall not at any time (whether during or after the Participant’s employment), directly or indirectly, disclose to any unauthorized person or use for the Participant’s own account any Confidential Information without the Company’s consent.  Throughout the Participant’s employment and at all times thereafter:  (x) the Participant shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Participant shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Participant’s duties.  Further, the Participant shall not, directly or indirectly, use the Company’s Confidential Information to:  (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Company.  If the Participant learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Participant shall promptly advise the Company’s General Counsel of all facts concerning such action or threatened action.  The Participant shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Participant hereunder to preserve and protect the confidentiality of such Confidential Information.  Notwithstanding the foregoing, the Participant shall be permitted to disclose Confidential Information to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any disputes between the Parties.

(ii)                                  The Participant agrees that the Participant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and the Participant shall not bring onto the premises of the Company or onto any the Company property any confidential or trade secret information belonging to any former employer or third party without such third party’s consent.

(c)                            No Interference.  Notwithstanding any other provision of this Agreement, (i) the Participant may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Participant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with the Participant’s right to (1) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (3) file a claim or charge with any governmental agency or entity; or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the any governmental or law enforcement agency or entity, or any court.  For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, the Participant may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

(d)                           Return of the Company Property.  Upon the termination of the Participant’s employment for any reason, the Participant shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others.  If at any time after termination of the Participant’s employment the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof.

2.                                      Non-Solicitation.  In Section 1, the Company promised to provide the Participant Confidential Information.  The Participant recognizes and agrees that:  (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Company’s Confidential Information and business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill.  To protect the Confidential Information and business goodwill of the Company and in consideration of the Awarded Units, the Participant agrees to the following restrictive covenants.

(a)                                 Non-Solicitation.  The Participant agrees that during the Restricted Period (as defined in the Employment Agreement), other than in connection with the Participant’s duties under the Employment Agreement, the Participant shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i)                                     Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier, manufacturer, vendor or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which:  (1) the Participant contacted, called on, serviced or did business with during the Participant’s employment with the Company; (2) the Participant learned of as a result of the Participant’s employment with the Company; or (3) about whom the Participant received Confidential Information.  This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof; or

(ii)                                  Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Participant or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding twelve (12) months.

(b)                                 Remedies.  The Participant acknowledges that the restrictions contained in Section 1 and Section 2, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach.  Therefore, the Participant agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of any breach or threatened breach of Section 1 or Section 2, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Participant damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement, subject to the cap on legal fees in Article V.B. of the Employment Agreement.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs, subject to the cap on legal fees in Article V.B. of the Employment Agreement.  The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 1 or Section 2, or preclude injunctive relief.

(c)                                  Reasonableness.  The Participant hereby represents to the Company that the Participant has read and understands, and agrees to be bound by, the terms of this Exhibit A.  The Participant acknowledges that the geographic scope and duration of the covenants contained in this Exhibit A are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Participant’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Participant is receiving in connection with the Participant’s employment by the Company.  It is the desire and intent of the Parties that the provisions of this Exhibit A be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Participant and the Company hereby waive any provision of applicable law that would render any provision of this Exhibit A invalid or unenforceable.  Except as otherwise expressly set forth in the Employment Agreement, this Agreement and this Exhibit A, as of the Effective Date, there are no other restrictive covenants that would restrict the Participant’s activities following his termination of employment.

(d)                                 Reformation.  The Company and the Participant agree that the foregoing restrictions set forth in this Exhibit A are reasonable under the circumstances and that a breach of the covenants contained in this Exhibit A may cause irreparable injury to the Company.  The Participant understands that the foregoing restrictions may limit the Participant’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Participant shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and the Participant intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Exhibit A as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

(e)                                  Tolling.  If the Participant violates any of the restrictions contained in this Section 2, the Restricted Period shall be suspended and shall not run in favor of the Participant until such time that the Participant cures the violation to the satisfaction of the Company and the period of time in which the Participant is in breach shall be added to the Restricted Period for such restrictive covenant(s).

(f)                                   Notice.  If the Participant, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Participant agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 1 and Section 2. The Company shall be entitled to advise such person or subsequent employer of the provisions of Section 1 and Section 2 and to otherwise deal with such person to ensure that the provisions of Section 1 and Section 2 are enforced and duly discharged.